POLY SHIELD TECHNOLOGIES, INC.

428 Plaza Real, Suite 419

Boca Raton, Florida 33432

January 15, 2014

KF Business Ventures, LP

Attention: Robert C. Kopple

10866 Wilshire Boulevard, Suite 1500

Los Angeles, California 90024

Re: Financing Letter of Agreement

Gentlemen:

This letter agreement (this “Letter Agreement”) set forth the basic terms of a financing transaction described below between Poly Shield Technologies, Inc., a Delaware corporation (OTC: SHPR) (the “Company”), and KF Business Ventures, LP, a California limited partnership in the course of formation, by its general partner, Kopple Financial, Inc., a California corporation (“Lender”).

The terms contained in this Letter Agreement will be incorporated into one or more definitive formal agreements, which shall include, without limitation, reasonable warranties and representations for both parties, and which shall be prepared by the Company’s legal counsel (collectively, the “Formal Agreement”). The parties shall work together in good faith to enter into and consummate the Formal Agreement as promptly as possible, and the Formal Agreement, when executed, shall supersede this letter agreement, but until such time as the Formal Agreement is executed by the parties, this letter agreement shall be binding on the parties as follows:

1.

Lender shall lend to the Company, and the Company shall borrow from Lender, the sum of Two Million Dollars ($2,000,000.00), in four (4) equal advances of Five Hundred Thousand Dollars ($500,000.00) each, commencing on execution and delivery of this letter agreement and on the first (1st) day of each consecutive calendar month after the date hereof until fully advanced (the “Loan”); provided, however, that Lender’s obligation to fund the second, third and fourth advances of the Loan shall be subject to the express condition precedent, unless waived in writing by Lender as determined in its sole and absolute discretion, that the Company shall have entered into one or more agreements with Par Tomas Rasmus Norling (“Norling”) regarding redemption, retirement, cancellation, subdivision, combination or acquisition by the Company of the presently outstanding shares of common capital stock held by or for the benefit of Norling, and/or the issuance of shares of any class  of common capital stock to for the benefit of Norling in lieu, in exchange or in consideration thereof, and the acquisition by the Company of certain intellectual property rights of Norling, upon terms and subject to the conditions satisfactory to Lender as determined in its sole and absolute discretion (collectively, the “Norling Transactions”).

2.

The Loan shall be evidenced by an unsecured, non-convertible promissory note of the Company payable to the order of Lender in the amount of the Loan, as follows:

A.

The outstanding principal balance of the Note shall bear interest at the rate of ten percent (10%) per annum from the date advanced until paid in full, which interest shall accrue without payment and shall be compounded and added to the outstanding principal balance of the Note monthly in arrears commencing February 1, 2014 and on the first (1st) day of each consecutive calendar month thereafter until December 1, 2014, and which principal balance and interest thereon in arrears thereafter shall be payable in eighteen (18) equal monthly installments or principal and interest commencing on January 1, 2015 and on the first (1st) day of each consecutive calendar month thereafter until June 1, 2016 (the “Maturity Date”), at which time the entire outstanding principal balance of the Note together with accrued and unpaid interest thereon shall be due and payable without demand therefor. Attached hereto as Exhibit “A” is an estimated amortization schedule of the accrual, compounding, amortization and payment of principal and interest contemplated by the provisions of this Paragraph 2(A), provided the advances of the Loans are made upon the dates reflected therein.

B.

The indebtedness evidenced by the Note may be prepaid, either in whole or in part in increments of not less than Two Hundred and Fifty Thousand Dollars ($250,000.00) each, at any time and from time to time without prepayment penalty or premium.

C.

Each payment under the Note shall be applied first in payment of any late payment charges, if any, second in payment of accrued and unpaid interest, whether or not then due, and finally in payment of the outstanding principal balance of this Note. Any principal prepayment permitted under the Note shall be applied to the regular principal payments described above in inverse order of maturity, and no prepayment permitted hereunder shall affect the obligation of Borrower to continue to pay the regular payments described above when due until the entire indebtedness evidenced by the Note has been paid in full.

D.

For so long at the indebtedness evidenced by the Note is outstanding, the Company shall not (i) incur any indebtedness or capitalized lease obligations other than indebtedness or capitalized lease obligations in existence on the date hereof and trade payables incurred in the ordinary course of business of the Company, (ii) transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the assets of the Company other than liens against the assets of the Company in existence on the date hereof, licenses of the assets of the Company in existence on the date hereof and non-exclusive licenses hereafter granted by the Company in the ordinary course of business of the Company and sales of inventory in the ordinary course of business of the Company, (iii) issue any capital stock or any rights to acquire or convert into capital stock of the Company in any one or more transactions after the date hereof which results in a change of control of the Company and/or which would result in a change of control of the Company upon exercise of any such right to acquire or convert into capital stock of the Company, or (iv) enter into any merger, reorganization or other similar transaction, in each instance without the prior written consent of Lender, which consent may be withheld or delayed for any or no reason as determined by Lender in its sole and absolute discretion. Violation of the provisions of this Paragraph 2(D) shall constitute a non-curable default by the Company under the Note unless otherwise agreed by Lender in writing as determined by Lender in its sole and absolute discretion in each instance.

E.

For so long at the indebtedness evidenced by the Note is outstanding, the Company shall prepare and furnish to Lender (i) quarterly financial statements of the revenues and expenses, balance sheet and cash flows of the Company for each fiscal quarter of the Company, including cumulative year-to-date figures for the then current fiscal year of the Company, within thirty (30) days after the end of such fiscal quarter, subject to year’s-end adjustment and notes, and (ii) annual financial statements of the revenues and expenses, balance sheet and cash flows of the Company for each fiscal year of the Company, including comparative figures for the fiscal year immediately preceding the then current fiscal year of the Company.

F.

If (i) the Company fails to pay any sum under the Note when due, (ii) the Company violates the provisions of Paragraph 2(D) above, without any right to cure the same, (iii) the Company fails to perform or observe any of its other obligations under the Note, this Letter Agreement, the Formal Agreement, the Warrants (as hereinafter defined) or any other agreement, document or instrument evidencing, securing or otherwise pertaining to the Loan to which the Company is or hereafter becomes a party (collectively, the “Loan Documents”) and such failure is not cured within five (5) business days after written notice thereof is given to the Company by Lender, (iv) the Company makes a general assignment for the benefit of creditors, is adjudicated bankrupt or insolvent or is subject to an order for relief under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, files a petition or answer in any proceeding seeking reorganization, an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, or admitting the material allegations of a petition filed against it in any such proceeding, or applies for or consents to the appointment of a receiver, trustee, custodian of liquidator for the Company or any of its assets, or (v) the Company has commenced against it any proceeding under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction or any proceeding seeking the appointment of a receiver, trustee, custodian of liquidator or its or any of its assets, or any order, judgment or decree is entered, without the application, consent or approval of the Company, by any court of competent jurisdiction approving a petition seeking reorganization, an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction appointment of a receiver, trustee, custodian of liquidator for the Company or any of its assets, and such proceeding is not dismissed or such order, judgment or decree continues unstayed and in effect for any period of sixty (60) days  (each, an “Event of Default”), then in each such event (x) the Company shall pay to Lender a late payment fee equal to five percent (5%) of any past-due sum under the Note, (y) the outstanding principal balance of the Note shall bear interest at the rate of fifteen percent (15%) per annum from the date of the occurrence of the Event of Default until such Event of Default is cured or waived in writing by Lender as determined in its sole and absolute discretion, and (z) the entire principal balance of the Note together with all accrued and unpaid interest thereon shall become immediately due and payable in full at the option of the holder of the Note if as a result of an Event of Default specified in Paragraph 2(F)(i), 2(F)(ii) or 2(F)(iii) above or automatically without any election,  declaration or other act on the part of the holder of the Note if as a result of an Event of Default specified in Paragraph 2(F)(iv) or Paragraph 2(F)(v) above, without notice or demand whatsoever except as otherwise required by applicable law.

G.

In order to induce Lender to make the Loan to the Company evidenced by the Note, the Company hereby represents and warrants to Lender and each other holder of the Note (i) by reason of its own business and financial experience, the Company and Lender could reasonably be assumed to have the capacity to protect its own interests in connection with the transactions contemplated by the Loan Documents, and (ii) as a consequence, that the indebtedness evidenced by this Note, including all interest thereon and other consideration therefor, including, without limitation, the Warrants issued pursuant to the Loan Documents, is exempt from the usury restrictions under California law pursuant to the exemption set for in California Corporation Code Section 25118(b). Without limiting the effectiveness of said representations, warranties and exemptions, however, it is nevertheless the intent of the Company and Lender that the holder of the Note shall never be entitled to receive, collect or apply, as interest or other consideration of any kind under the Note, any amount in excess of the maximum rate of interest permitted to be charged by applicable law; and in the event the holder of the Note ever receives, collects or applies as interest or other consideration of any kind any such excess, such amount which would be excess interest or other consideration shall be deemed a partial prepayment of the principal amount of the Note and treated as such under the Note; and if the principal amount of the Note  is paid in full, any remaining excess interest or other consideration shall be paid to the Company forthwith upon demand therefor.

H.

The Company agrees to pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by the holder of the Note in the enforcement thereof, whether or not suit be brought.  In any litigation arising out of or relating to the Note, in which the holder of the Note is an adverse party, the Company hereby waives trial by jury.

3.

In consideration of the Loan, the Company shall issue to Lender warrants to purchase up to 2,200,000 shares of common capital stock of the Company at any time and from time to time during the period of one (1) year following the date of the issuance thereof, and warrants to purchase up to 4,000,000 shares of common capital stock of the Company at any time and from time to time during the period of four (4) years following the date of the issuance thereof, in each instance for an exercise price of One Dollar ($1.00) per share, subject to adjustment as provide below (the “Exercise Price”) (collectively, the “Warrants”), upon the following terms:

A.

The outstanding Warrants may be exercised at any time and from time to time prior to the expiration thereof by the holder, at the election of the holder, either in whole or in part, (i) for cash in an amount equal to the product of the number of shares of common capital stock issuable upon such exercise, multiplied by the then Exercise Price, and/or (ii) in respect to up to 3,100,000 of shares of common capital stock covered by the Warrants, by means of a “cashless exercise”  in which the holder shall be entitled to receive a number of shares of common capital stock equal to the quotient of (a) the product of (1) the sum of (A) the volume weighted daily average price of the shares of common capital stock of the Company on the trading day immediately preceding the date on which the holder exercises the Warrants by means of a “cashless exercise” if then listed on  a market or exchange on which the common capital stock of the Company is listed or quoted (including the OTC Bulletin Board), or if not so listed or quoted on such market or exchange but prices for shares or common capital stock of the

Company are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency), the most recent bid price per share of common capital stock of the Company so reported, or if not so listed, quoted or reported, in all other cases, the fair market value of a share of common capital stock of the Company on the date on which the holder exercises the Warrants determined by an independent appraiser selected in good faith by the holder of a majority in interest of the outstanding Warrants and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company (“Average Price”), minus (B) the then Exercise Price, multiplied by (2) the number of shares of common capital stock issuable upon such exercise of the Warrants if such exercise were by means of a cash exercise rather than a cashless exercise, divided by (b) the Average Price. The holder of the Warrant shall have the right (but not the obligation) to offset the amount of cash payable to the Company upon exercise of the Warrants pursuant to this Paragraph 3(A) against the indebtedness of the Company evidenced by the Note then owed to such holder, if any; provided, however, that such offset in connection with such exercise of the Warrants shall not be deemed or construed as an exchange of securities for purposes of Rule 144.

B.

If, at any time while the Warrants remain outstanding and unexpired, an Event of Default occurs and for so long as such Event of Default is continuing, the outstanding Warrants may be exercised at any time and from time to time prior to the expiration thereof by the holder, at the election of the holder, for cash (and not by means of a “cashless exercise”) in an amount equal to the product of the number of shares of common capital stock issuable upon such exercise, multiplied by a discounted Exercise Price equal to the lesser of (i) the then Exercise Price, or (ii) fifty percent (50%) of the volume weighted average price of the shares of common capital stock of the Company during the period of five (5) trading days immediately preceding the date on which the holder exercises the Warrants if then listed on  a market or exchange on which the common capital stock of the Company is listed or quoted (including the OTC Bulletin Board), or if not so listed or quoted on such market or exchange but prices for shares or common capital stock of the Company are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency), fifty percent (50%) of the volume weighted average  bid price per share of common capital stock of the Company so reported during the period of five (5) trading days immediately preceding the date on which the holder exercises the Warrants, or if not so listed, quoted or reported, in all other cases, fifty percent (50%) of the fair market value of a share of common capital stock of the Company on the date on which the holder exercises the Warrants determined by an independent appraiser selected in good faith by the holder of a majority in interest of the outstanding Warrants and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. The holder of the Warrant shall have the right (but not the obligation) to offset the amount of cash payable to the Company upon exercise of the Warrants pursuant to this Paragraph 3(B) against the indebtedness of the Company evidenced by the Note then owed to such holder, if any; provided, however, that such offset in connection with such exercise of the Warrants shall not be deemed or construed as an exchange of securities for purposes of Rule 144. The provisions of this Paragraph 3(B) shall be in addition to, and not in lieu of, any other rights that the holder of the Loan and/or Warrants may have against the Company, including, without limitation, the rights of the holder of the Warrants to exercise the Warrants by means of a “cashless exercise” in the manner and at the exercise price provided in Paragraph 3(A) above.

C.

If, at any time while the Warrants remain outstanding and unexpired, the Company (i) subdivides one or more classes of its then outstanding shares of common capital stock into a larger number of shares by any stock split, stock dividend, recapitalization or otherwise, (ii) combines one or more classes of its then outstanding shares of common capital stock into a smaller number of shares by combination, by reverse stock split or otherwise, or (iii) pays or issues a stock dividend on one or more classes of its then outstanding shares of common capital stock or otherwise makes a distribution on any class of capital stock that is payable or issuable in shares of an class of common capital stock, then in each such case the Exercise Price shall be adjusted to an amount equal to the product of the Exercise Price in effect immediately before such event, multiplied by a fraction of which the numerator shall be the number of shares of all classes of common capital stock outstanding immediately before such event and of which the denominator shall be the number of shares of all classes of common capital stock outstanding immediately after such event; provided, however, that no adjustment of the Exercise Price pursuant to this Paragraph 3(C) shall occur as a result of any one transaction or series of related transactions consummated on or before February 28, 2014 involving the redemption, retirement, cancellation, subdivision, combination or acquisition by the Company of the presently outstanding shares of common capital stock held by or for the benefit of Norling, and/or the issuance of shares of any class  of common capital stock to for the benefit of Norling in lieu, in exchange or in consideration thereof, which results in the total number of shares of any class of common capital stock held by or for the benefit of Norling being equal to or less than the total number of presently outstanding shares of common capital stock held by or for the benefit of Norling on the date hereof, after adjustment for any subdivision, combination and/or stock dividend affecting shares of any class  of common capital stock of the Company generally.

D.

If, at any time while the Warrants remain outstanding and unexpired, the Company issues any shares of any class of common capital stock or any options, warrants, convertible notes or other rights to acquire shares of any class of common capital stock for a purchase, exercise or conversion price per share less than the then Exercise Price, the Exercise Price in effect immediately prior thereto shall be automatically adjusted to an amount equal to the lowest purchase, exercise or conversion price per share in connection with Company’s issuance of such shares of common capital stock or options, warrants, convertible notes or other rights to acquire shares of common capital stock; provided, however, that no adjustment of the Exercise Price pursuant to this Paragraph 3(D) shall occur as a result of any one or more Norling Transactions consummated on or before February 28, 2014, which results in the total number of shares of any class of common capital stock held by or for the benefit of Norling being equal to or less than the total number of presently outstanding shares of common capital stock held by or for the benefit of Norling on the date hereof, after adjustment for any subdivision, combination and/or stock dividend affecting shares of any class  of common capital stock of the Company generally.

E.

If, at any time while the Warrants remain outstanding and unexpired, the Company reclassifies any class of common capital stock of the Company (other than a change in par value or a subdivision or combination as provided for in Paragraph 3(C) above), or the Company enters into any reorganization, consolidation or merger of the Company with or into another corporation or entity (other than a merger or reorganization with respect to which the Company is the continuing corporation and which does not result in any reclassification of any class of common capital stock of the Company), or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that the Warrants will be assumed by the surviving or transferee entity and the holder of the Warrants shall have the right thereafter to receive upon the exercise thereof, the kind and amount of shares of stock or other securities or property, and in such proportion as adjusted, which such holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, such holder had held the number of shares of common capital stock of the Company that were then purchasable upon the exercise of the Warrants. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holder of the Warrants such that the provisions set forth in this Paragraph 3 (including provisions with respect to the Exercise Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of the Warrants.

F.

The Warrants shall not be transferable by the holder thereof except to an affiliate controlling, controlled by of under common control of such holder (collectively, “Affiliates”, without the prior written consent of the Company in each instance as determined inn its sole and absolute discretion. For so long as Lender and/or any of its Affiliates holds any Warrants, Lender shall not, and shall not permit any of its Affiliates to, short any share of any class of common capital stock of the Company, or cause any other person, entity or group to short any class of common capital stock of the Company, or act in concert with any other person, entity or group to short any class of common capital stock of the Company.

G.

The Company shall, at its sole cost and expense, provide to the holder of shares of common capital stock of the Company issued upon exercise of the Warrants upon request a legal opinion from legal counsel to the Company that the offer or sale of such shares of capital stock of the Company issued so issued by such holder is exempt from any registration requirements pursuant to Rule 144 (so long as and to the extent the requirements of Rule 144 are satisfied).

4.

Lender is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act and is not (i) an officer or director of the Company, (ii) an “affiliate” (as defined in Rule 144 of the Securities Act) of the Company or (iii) a “beneficial owner” of more than ten percent (10%) of the shares of common capital stock of the Company (as defined for purposes of Rule 13d-3 of the 1934 Act) of the Company. Lender is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Letter Agreement or the other Loan Documents or the transactions contemplated hereby and thereby. By reason of its business and financial experience, Lender has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Note and Warrants, has the capacity to protect its own interests, and is able to bear the economic risk of such investment (including the complete loss thereof). Lender has conducted its own investigation of the Company and, to the extent deemed necessary or advisable by Lender, has retained and relied upon qualified professional advice regarding the investment, tax and legal merits and consequences of this Letter Agreement and the other Loan Documents and an investment in the Note and Warrants. Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and with all materials relating to the offer and sale of the Note and Warrants which have been requested by Lender, and have been afforded the opportunity to ask questions of the Company.

5.

The Company shall reimburse Lender for all attorneys’ fees and costs up to Five Thousand Dollars ($5,000.00) incurred by Lender in connection with the negotiation, preparation and consummation of the Loan Documents. Except as provided in the preceding sentence,  each Party shall be responsible for all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by such party in connection with the negotiation, preparation and consummation of the Loan Documents.

6.

The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in any action, suit, arbitration or other proceeding under, arising from or related to this Letter Agreement or any other Loan Document, the validity hereof or thereof or the transactions contemplated hereby or thereby, in addition to any other relief to which such party may be entitled.

If this letter correctly sets forth our agreement regarding the financing transaction described above. Please sign and return a copy of this letter to the undersigned to indicate your agreement.

Very truly yours,

POLY SHIELD TECHNOLOGIES, INC.

By: /s/ Brad Eckenweiler

Name: Brad Eckenweiler

Title: CEO

READ AND AGREED:

KF BUSINESS VENTURES, LP

By: KOPPLE FINANCIAL, INC.,

       Its General Partner

       By:  /s/ Robert C. Kopple

                 Robert C. Kopple, Its President